EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2016, relating to the consolidated financial statements and financial statement schedules of Caesars Entertainment Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (i) the Company’s majority owned subsidiary, Caesars Entertainment Operating Company, Inc. (“CEOC”) and certain of its U.S. subsidiaries filing for reorganization under Chapter 11 of the Bankruptcy Code, which resulted in the Company deconsolidating CEOC effective January 15, 2015 and (ii) uncertainties that raise substantial doubt about the ability of the Company to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, both appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
June 1, 2016